  Exhibit 99

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800
Press Release

MICREL REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

•	Revenues of $51.8 million; Increase of 10% sequentially
•	Book-to-bill above one
•	Gross margin of 51%, up 1 percentage point from the first quarter
•	GAAP earnings per diluted share of $0.06; triple the $0.02 per diluted share earned in the first quarter
•	Dividend approved by Micrel’s Board of Directors at $0.035 per share

San Jose, CA, July 23, 2009 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the second quarter ended June 30, 2009.

Second quarter revenues of $51.8 million increased by $4.8 million, or 10%, from $47.0 million in the first quarter of 2009.  Second quarter revenues were lower by $18.8 million, or 27%, from $70.6 million for the same period last year.  The sequential increase was primarily due to strength in all major segments of the Company’s business with primary growth coming from markets in China.  The year-over-year decrease in revenues was due to the reduction in overall demand from customers in nearly all geographies; a result of the worldwide economic slowdown that has significantly impacted all consumer related markets.

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

Second quarter 2009 GAAP net income of $3.9 million, or $0.06 per diluted share compares to first quarter 2009 GAAP net income of $1.5 million, or $0.02 per diluted share, and GAAP net income of $7.4 million or $0.10 per diluted share in the same period in 2008.  Second quarter 2009 non-GAAP net income was $4.6 million, or $0.07 per diluted share.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense and their related tax effects for the second quarter.

 “This was an exceptional quarter for Micrel with growth at both the top and bottom line,” stated Ray Zinn, president and CEO of Micrel.  “We were encouraged by the increasing customer demand for Micrel’s products in the second quarter, which enabled the Company to generate sequential revenue growth for the first time in four quarters.  Second quarter revenues of $51.8 million were better than expected and increased 10% compared to the prior quarter.  In addition, second quarter bookings were also solid, with a book-to-bill ratio above one.  Revenues and bookings in the quarter benefited from strong demand from markets in Asia, primarily related to the build-out of infrastructure to support 3G networks in China.  I am also pleased with our operating execution and expense management in the quarter.  As a result, net income dollars more than doubled on a sequential quarter basis, which reflects the operating leverage in our business model.”

Mr. Zinn continued, “The Company continues to be focused on increasing shareholder value through our stock repurchase program and quarterly dividend payment.  During the second quarter, Micrel spent $20 million to repurchase 3.075 million shares of common stock and we also declared a quarterly dividend of $0.035 per common share to shareholders of record as of August 12, 2009.”
Outlook

Commenting on Micrel’s business outlook, Mr. Zinn said, “Despite Micrel’s sequential quarter growth in revenues and earnings, the worldwide macroeconomic picture continues to be uncertain and significant challenges remain.  That being said, we are committed to maintaining our profitability and we continue to work diligently to reduce our operating expenses.   In addition, our new products are gaining traction in the marketplace and the Company’s design win momentum remains strong.  Overall, morale at the Company is high and our outlook remains promising even if the current economic slowdown continues.”

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

For the third quarter of 2009, the Company estimates that revenues will increase between up 3% to 7% on a sequential basis.  Gross profit margin is expected to be in the 51% range.  In addition, the Company estimates that GAAP net income will be approximately $0.06 to $0.08 per diluted share.

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.035 per share of common stock.  The payment of this dividend will be made on August 26, 2009, to shareholders of record as of August 12, 2009.

Conference Call

The Company will host a conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) on July 23, 2009.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of second quarter 2009 financial results, discuss current business conditions and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing 888-549-7880.  For international callers, please dial 480-629-9866.  Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call.  A live webcast will also be available through www.vcall.com.  An audio replay of the conference call will be available through July 30, 2009, by dialing 800-406-7325 or 303-590-3030, and entering access code number 4118648.  The webcast replay will also be available on the Company’s website at: http://www.micrel.com.

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, turns-fill requirements, earnings per share, gross margin, average selling prices, the effect of cost-reduction efforts, development of new products, design wins and customer order patterns; and the nature of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: http://www.micrel.com. For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: http://www.micrel.com.

-Financial Tables to Follow-

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,(1)	June 30,	June 30,
	2009	2009	2008	2009	2008
Net revenues	$51,798	$46,986	$70,593	$98,784	$136,645
Cost of revenues*	25,232	23,369	30,809	48,601	59,679
Gross profit	26,566	23,617	39,784	50,183	76,966
Operating expenses:
Research and development*	11,484	12,489	14,758	23,973	28,884
Selling, general and administrative*	8,913	8,858	11,557	17,771	23,482
Proxy contest expense	-	-	2,390	-	2,721
Restructuring charges (credits)	-	-	-	-	(842)
Total operating expenses	20,397	21,347	28,705	41,744	54,245
Income from operations	6,169	2,270	11,079	8,439	22,721
Other income (expense):
Interest income	197	316	645	513	1,730
Interest expense	(60)	-	(1)	(60)	(1)
Other income	56	24	36	80	47
Total other income	193	340	680	533	1,776
Income before income taxes	6,362	2,610	11,759	8,972	24,497
Provision for income taxes	2,495	1,064	4,371	3,559	8,791
Net income	$3,867	$1,546	$7,388	$5,413	$15,706

Net income per share:
Basic	$0.06	$0.02	$0.10	$0.08	$0.22
Diluted	$0.06	$0.02	$0.10	$0.08	$0.22

Shares used in computing per share amounts:
Basic	63,525	66,175	71,118	64,840	71,682
Diluted	63,573	66,223	71,413	64,897	71,801

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$142	$144	$282	$286	$515
Research and development	417	291	568	708	1,172
Selling, general and administrative	416	273	589	689	1,241

(1) During the fourth quarter of 2008, the Company identified errors primarily related to calculating deferred income for sell-through distributors. The Company has determined that these errors were not material to any of the prior periods presented but would have been material to the three and twelve months ended December 31, 2008 if corrected in that period. The financial statements for the three and six months ended June 30, 2008 have been revised to correct for the immaterial errors.

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,(1)	June 30,	June 30,
	2009	2009	2008	2009	2008

GAAP Net income	$3,867	$1,546	$7,388	$5,413	$15,706
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	142	144	282	286	515
Research and development	417	291	568	708	1,172
Selling, general and administrative	416	273	589	689	1,241
Proxy contest expense	-	-	2,390	-	2,721
Restructuring charges (credits)	-	-	-	-	(842)
Tax effect of adjustments to GAAP income	(240)	(211)	(1,232)	(451)	(1,334)
Total Adjustments to GAAP Net Income	735	497	2,597	1,232	3,473
Non-GAAP income**	$4,602	$2,043	$9,985	$6,645	$19,179

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	63,525	66,175	71,118	64,840	71,682
Diluted*	63,660	66,280	71,475	64,960	71,849

GAAP income per share - Basic	$0.06	$0.02	$0.10	$0.08	$0.22
Total Adjustments to GAAP Net Income	$0.01	$0.01	$0.04	$0.02	$0.05
Non-GAAP income per share - Basic	$0.07	$0.03	$0.14	$0.10	$0.27

GAAP income per share - Diluted	$0.06	$0.02	$0.10	$0.08	$0.22
Total Adjustments to GAAP Net Income	$0.01	$0.01	$0.04	$0.02	$0.05
Non-GAAP income per share - Diluted*	$0.07	$0.03	$0.14	$0.10	$0.27

* Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

** Non-GAAP results were reached by excluding revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, other operating income or expense items, proxy contest expenses, restructuring charges or credits, other income related to litigation settlements and their related tax-effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the
Company's on-going operating performance after exclusion of these items.

Micrel Reports 2009 Second Quarter Financial Results
July 23, 2009

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$59,894	$74,195
Accounts receivable, net	26,165	20,643
Inventories	35,421	37,440
Income taxes receivable	4,139	6,783
Deferred income taxes	17,247	17,752
Other current assets	1,820	1,781
Total current assets	144,686	158,594

LONG-TERM INVESTMENTS	11,972	12,628
PROPERTY, PLANT AND EQUIPMENT, NET	71,788	76,200
INTANGIBLE ASSETS, NET	658	1,338
DEFERRED INCOME TAXES	9,882	11,135
OTHER ASSETS	448	448
TOTAL	$239,434	$260,343

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,364	$15,365
Deferred income on shipments to distributors	21,260	21,136
Current portion of Long-term debt	7,857	-
Other current liabilities	7,838	10,696
Total current liabilities	50,319	47,197

LONG-TERM DEBT	7,143	-
LONG-TERM TAXES PAYABLE	4,883	4,468
OTHER LONG-TERM OBLIGATIONS	229	272

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	176,860	208,406
TOTAL	$239,434	$260,343